Exhibit 99.1

January 7, 2019

To Our Shareholders,

Over the last 18 months, we have transformed EQT into a premier pure-play upstream company with a world-class asset base. We enter 2019 as a new company, with new leadership and a new focus. We understand that there is work to be done to reduce costs and improve operational efficiency, and we are laser-focused on executing our plan to deliver shareholder value.

New EQT

Our transformation began in June of 2017 when we announced our merger with Rice Energy. In addition to creating the largest natural gas producer in North America, this transaction accelerated the maturation of both our businesses, provided scale that significantly enhanced our optionality and facilitated the separation of our midstream business from our upstream business.

2018 was also a year of many accomplishments, as we successfully:

•                  Announced, organized, and completed the spin-off to EQT shareholders of Equitrans Midstream Corporation (“ETRN”), a premier pure-play Appalachia midstream company and third largest natural gas gatherer in the U.S.;

•                  Executed a series of complex transactions to facilitate the spin-off and position EQT as a financially strong, returns-focused Appalachia upstream company. Key transactions included: the sale of our Ohio gathering assets to EQM Midstream Partners, LP (“EQM”) and Rice Midstream Partners, LP’s (“RMP”) IDRs to EQGP Holdings, LP (“EQGP”), the merger of RMP and EQM and the retention of an equity stake in ETRN; and

•                  Divested our Permian and Huron basin assets, focusing our operations in the Marcellus and Ohio Utica.

These transactions combined to form the new EQT — a focused upstream leader with a simplified corporate structure. In 2019, EQT will operate in manufacturing mode to maximize cash flow generation during the full year and beyond. This requires an organization-wide commitment to discipline and operational excellence, and I can assure you that our team is up to the challenge. To unlock the tremendous value in EQT, we will operate more safely, efficiently, and cost effectively. This is the next phase of EQT’s transformation.

New Leadership

2018 was also particularly important for me as I was appointed President and Chief Executive Officer in November, a role that I was excited to embrace. EQT has a deep bench of talent and I am proud to work alongside a newly composed team of industry-leading professionals with a track record of success and who share a common goal of delivering superior value to you, our shareholders. As a company committed to having the best team in the industry, we will also continue to look for people outside of our organization who can make valuable contributions to help achieve our goals. Our entire organization is operating with a sense of urgency and working aggressively to address the legacy operational challenges facing EQT.

EQT has begun a new chapter and we have made important enhancements throughout the organization. This has included refreshing our Board with the appointment of four new independent directors and establishing a strong new management team, including a new CFO, general counsel, executive vice president of production and head of investor relations.

We have a strong team in place that knows the business well and understands the pressures on our company and our industry. Our new team, which was instrumental in executing on the transformative 2018 transactions outlined above, is now implementing our strategy to increase EQT’s free cash flow generation and improve operational efficiency.

New Focus

With our complex transformation successfully behind us, our team is now focused on optimizing operations and generating returns from our world-class natural gas assets. We understand that our recent operational performance was disappointing to shareholders, as it was to the EQT team. EQT can and must deliver improved financial and operational results. This team is taking aggressive, meaningful, and decisive steps to strengthen our financial position and ensure that everyone at EQT is aligned with our objectives. To that end, this morning we announced a reduction in our workforce, removing management layers, streamlining functions and reducing shared services and contractor expenses. This action, which was completed today, demonstrates our ongoing commitment to one of our key strategic priorities, reducing costs, and is expected to result in approximately $50 million in annual cash savings.

We have and will continue to engage with shareholders to hear their insights and perspectives on our strategy and the company. As we work to further optimize our plan, our shareholders will remain an integral part of that process.

In the near future, we will be announcing our 2019 plan to unlock the tremendous potential of EQT’s assets. We intend to achieve mid-single digit year-over-year growth combined with meaningful free cash flow, and when we announce our 2019 capital program, we will provide additional operational and financial projections. We will also provide clear and measurable action items so that shareholders can assess our progress.

Focused on Driving Shareholder Value in 2019

The new EQT leadership team is raising the bar and fostering a culture of discipline and accountability to drive stronger results for shareholders.

Our strategic priorities for the year include enhancing our focus on execution and operational improvement, reducing costs, improving operating efficiency and prioritizing the return of capital to shareholders while strengthening EQT’s balance sheet.

We have a clear line of sight to delivering superior shareholder value, and the Board and management team are confident that EQT is taking the right steps. We are excited about the opportunities in front of us and expect to build on the positive momentum our team has worked so hard to create.

Thank you for your continued engagement, trust and confidence in EQT.

Sincerely,

Rob McNally

President & Chief Executive Officer

Cautionary Statements

This letter contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. These forward-looking statements include without limitation the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT and its subsidiaries, including projected growth rates and expense reductions. These statements involve risks and uncertainties and actual results may differ. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQT has based these forward-looking statements on current expectations and assumptions about future events. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond EQT’s control. The risks and uncertainties that may affect the operations, performance and results of EQT’s business and forward-looking statements include, but are not limited to, those risks discussed in EQT’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.